Exhibit 99.1

Allakos Announces First Patient Dosed in Phase 1 Trial of AK006 in Chronic Spontaneous Urticaria

– Top-line Phase 1 CSU results expected at year end 2024 –

SAN CARLOS, Calif., May 28, 2024 (GLOBE NEWSWIRE) -- Allakos Inc. (Nasdaq: ALLK), a biotechnology company developing AK006 for the treatment of mast cell-driven diseases, today announced that the first patient with chronic spontaneous urticaria (CSU) has been dosed in a randomized, double-blind, placebo-controlled Phase 1 trial of AK006. The Phase 1 trial is designed to assess the safety, tolerability and pharmacokinetics of AK006, and to explore the therapeutic effects of AK006 in patients with CSU using the urticaria activity score (UAS7) at 14 weeks. Top-line results from the trial are expected at year end 2024.

Chronic Spontaneous Urticaria

CSU symptoms are caused by the inappropriate activation of mast cells in the skin. IgE-dependent mast cell activation has been identified as a pathogenic driver of CSU, and agents which target this pathway have demonstrated therapeutic activity. More recently, IgE-independent pathways, such activation through the MRGPRX2 receptor, have been implicated in CSU disease pathogenesis. Agents that target both IgE-dependent and IgE-independent modes of mast cell activation have the potential to work in a broader patient population or show greater symptom improvement.

About AK006

AK006 is a humanized IgG1 monoclonal antibody which activates the inhibitory receptor Siglec-6. Siglec-6 is found on the surface of mature mast cells and offers a way to selectively target mast cells. In preclinical experiments, AK006 inhibits IgE-dependent and IgE-independent mast cell activation including activation through IgE, MRGPRX2 and KIT receptors. In these experiments, AK006 drives deep mast cell inhibition and, in addition to its inhibitory activity, can reduce mast cell numbers via antibody-dependent cellular phagocytosis in the presence of activated macrophages.

Phase 1 trial in Chronic Spontaneous Urticaria

AK006 is being studied in a Phase 1 randomized, double-blind, placebo-controlled single and multiple ascending dose trial that includes a randomized, double-blind, placebo-controlled CSU arm (NCT06072157). The CSU arm will enroll up to 60 adult patients with antihistamine refractory CSU (including patients with prior biologics treatment). Patients will be randomized 2:1 to receive intravenous AK006 or placebo once every four weeks (Q4W). The primary efficacy analysis will be the change in the urticaria activity score (UAS7) at week 14. Data from approximately 30 patients is expected at year end 2024.

About Allakos

Allakos is a clinical stage biotechnology company developing therapeutics that target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases. Activating these immunomodulatory receptors allows for the direct targeting of cells involved in disease pathogenesis and, in the setting of allergy and inflammation, has the potential to result in broad inhibition of inflammatory cells. The Company’s most advanced antibody in ongoing clinical development is AK006. AK006 targets Siglec-6, an inhibitory receptor expressed on mast cells. Mast cells are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. In preclinical studies, AK006 appears to provide deep mast cell inhibition and, in addition to its inhibitory activity, reduce mast cell numbers. For more information, please visit the Company’s website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ progress, business plans, areas of focus and preclinical research; enrollment in Allakos’s clinical study; timing and availability of data; the potential of AK006; and Allakos’ anticipated milestones. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely initiate and complete clinical trials for AK006; Allakos’ ability to obtain required regulatory approvals for its clinical trials; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of clinical trials, regardless of the outcomes of preclinical testing or early-stage trials; Allakos’ ability to advance additional product candidates beyond AK006; uncertainties related to Allakos’ ability to realize the contemplated benefits of its restructuring and related reduction in force; Allakos’ ability to accurately forecast financial results; Allakos’ ability to obtain additional capital to finance its operations, research and drug development; general economic and market conditions, both domestic and international; domestic and international regulatory obligations; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Allakos files from time to time to with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

Source: Allakos Inc.

Investor Contact:

Adam Tomasi, President

Alex Schwartz, VP Strategic Finance and Investor Relations

ir@allakos.com

Media Contact:

Denise Powell

denise@redhousecomms.com